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                                                                                                           Exhibit 12(a)

                                         Aon Corporation and Consolidated Subsidiaries
                                           Combined With Unconsolidated Subsidiaries
                                       Computation of Ratio of Earnings to Fixed Charges


                                                       First Quarter
                                                      Ended March 31,                     Years Ended December 31,
                                                  --------------------- ------------------------------------------------------
(millions except ratios)                               1998       1997       1997       1996       1995       1994       1993
                                                  ---------- ---------- ---------- ---------- ---------- ---------- ----------

Income from continuing operations
   before provision for income taxes (1)          $    237.8 $     15.2 $    541.6 $    445.6 $    458.0      397.0 $    331.6

ADD BACK FIXED CHARGES:

   Interest on indebtedness                             20.1       14.6       69.5       44.7       55.5       46.4       42.3

   Interest on ESOP                                      0.7        1.0        3.5        4.3        5.3        5.9        6.5

   Portion of rents representative of
     interest factor                                    11.1       14.7       44.3       28.6       21.4       28.7       26.1

                                                  ---------- ---------- ---------- ---------- ---------- ---------- ----------
        INCOME AS ADJUSTED                        $    269.7 $     45.5 $    658.9 $    523.2 $    540.2 $    478.0 $    406.5
                                                  ========== ========== ========== ========== ========== ========== ==========


FIXED CHARGES:

   Interest on indebtedness                       $     20.1 $     14.6 $     69.5 $     44.7 $     55.5 $     46.4 $     42.3

   Interest on ESOP                                      0.7        1.0        3.5        4.3        5.3        5.9        6.5

   Portion of rents representative of
      interest factor                                   11.1       14.7       44.3       28.6       21.4       28.7       26.1

                                                  ---------- ---------- ---------- ---------- ---------- ---------- ----------
        TOTAL FIXED CHARGES                       $     31.9 $     30.3 $    117.3 $     77.6 $     82.2 $     81.0 $     74.9
                                                  ========== ========== ========== ========== ========== ========== ==========

RATIO OF EARNINGS TO FIXED CHARGES                       8.5        1.5        5.6        6.7        6.6        5.9        5.4
                                                  ========== ========== ========== ========== ========== ========== ==========

RATIO OF EARNINGS TO FIXED CHARGES (2)                              6.3        7.1        7.9
                                                             ========== ========== ==========

(1) Income from continuing operations before provision for income taxes and minority interest includes special charges of $145 million in first quarter ended March 31, 1997 and $172 million and $90.5 million in the years ended December 31, 1997 and 1996, respectively.

(2) The calculation of this ratio of earnings to fixed charges reflects the exclusion of special charges from the income from continuing operations before provision for income taxes component for first quarter ended March 31, 1997 and for the years ended December 31, 1997 and 1996, respectively.

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